Exhibit 99.2

FINAL TRANSCRIPT

MMS - Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Event Date/Time: Feb. 06. 2008 / 9:00AM ET

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Lisa Miles
MAXIMUS, Inc. - VP IR

David Walker
MAXIMUS, Inc. - CFO

Rich Montoni
MAXIMUS, Inc. - CEO

CONFERENCE CALL PARTICIPANTS

Anurag Rana
Keybanc Capital Markets - Analyst

Charles Strauzer
CJS Securities - Analyst

Matthew McKay
Jefferies & Company - Analyst

Jason Kupferberg
UBS - Analyst

Shlomo Rosenbaum
Stifel Nicolaus - Analyst

Richard Glass
Morgan Stanley - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to MAXIMUS first quarter earnings conference call. During this session, all lines will be muted until the question and answer portion of the call. (OPERATOR INSTRUCTIONS)

At this time, I would like to turn the call over to Lisa Miles, Vice President of Investor Relations.

Lisa Miles- MAXIMUS, Inc. - VP IR

Good morning. Thank you for joining us on today's conference call. If you wish to follow along, we've posted a presentation on our web site under the investor relations page. On the call today is Rich Montoni, Chief Executive Officer and David Walker, Chief Financial Officer. Following our prepared comments, we will open the call up for Q&A.

Before we begin, I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in exhibit 99.1 of our SEC filings. We encourage you to review the summary of these risks in our most recent 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

And with that, I'll turn the call over to Dave.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

David Walker- MAXIMUS, Inc. - CFO

Thank you, Lisa. Good morning. This morning, we reported financial results which were in line with our prior guidance. Total company revenue for the first quarter was $202 million, a 25% increase over the first quarter of last year. Part of this increase relates to a provision for receivables in the operation segment that we recorded last fiscal year that reduced revenue by approximately $15.7 million. Excluding this adjustment in 2007, revenue growth was still quite strong at 12.5%. This year-over-year increase was driven by the operation segment where we had substantial new organic growth in nearly every division. The company reported net income in the first quarter of $10.6 million or $0.51 per diluted share.

Operating margin was 8.2%, which was consistent with our expectations. Our total company operating margin target is still 10%, but we anticipated some softness in the early part of the year from project start-up as well as quarterly margin fluctuations related to seasonality. We also closed credit facility with SunTrust and secured an immediate $50 million bridged loan with a possible syndication up to $75 million. We discussed our intention to seek such a loan line on our last call and it ensures our capital structure remains flexible. Given the current credit markets, we view this as a compliment to our business model.

Let's move into the results by business segment. Starting with the operation segment, revenue for the operation segment increased 43% to $145.8 million compared to the same period last year. Our 2007 results included the $15.7 million revenue impact from two legacy projects we previously discuss. Normalizing the prior year revenue for these items, year-over-year growth for the ops segment was exceptional at 24%. This revenue increase was driven by strong growth from new work in health, our Texas operations, as well as our domestic and international workforce service operations. The operations segment recorded first quarter operating income of $18.7 million or an operating margin of 13% compared to a loss of $16 million reported for the same period last year. This dramatic operating income improvement highlights solid progress in optimizing our current book of business, as well as strong margins on our new work.

The operating income is down sequentially from last quarter, which is in line with our plans. The largest driver is seasonality related to our tax credit business, in which revenue and associated operating income is back end loaded in the fiscal year. Also contributing were planned start-up costs required for certain new contracts in the first half of the year. Overall, we're very pleased with both the growth and 13% operating margin delivered by the operation segment for the first quarter. The nature of these contracts provides strong visibility into revenue for the remainder of the year and a predictable recurring revenue stream into the future. With this view in mind, we're hoping to sustain a margin in the range of 12 to 15% for the remainder of the year. This is well within our historical target margin for this segment of 8 to 15%.

Consulting segment revenue was $22.2 million for the first quarter with operating income of $1.2 million, which is a 5% operating margin. While operating margin was down, compared to the first quarter of last year, on a sequential basis, operating margin increased 300 basis points compared to the fourth quarter. The consulting segment is performing as expected, as we transition away from the contingent fee, federal healthcare claiming work, that was a predominant part of our business four to six quarters ago. In addition, we continue to make investments as we secure a stronger foothold in new markets. Particularly in program integrity where we're assisting clients in combating Medicaid fraud waste and abuse. As noted in our last call, these efforts will require investments which will soften earnings for the consulting segment in the short term, but we do expect operating margin to improve by the end of the year.

Moving on to systems. First quarter results from the systems segment were lower than expected. Systems revenue in the first fiscal quarter totaled $34 million, compared to $34.5 million reported for the same period last year. The segment lost $3 million in the first quarter compared to a loss of $1.6 million reported for the first quarter of last year. Quarterly results continue to be depressed by ongoing investments for software development and our efforts to address legacy issues. In light of the segment's results in the first quarter, we have modified our full-year expectations for the segment. We now expect that the systems segment will be in a loss position for the full fiscal year, although we are targeting improvement for the latter half of the year. Rich will talk more about our efforts and commitment to improve performance in this segment.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Moving on to SG&A expense in the quarter. The current quarter SG&A as a percent of revenue is 18%. A full basis point in the current quarter or $2.2 million is related to a correction of noncash stock-based compensation from previous years related to the forfeiture calculation. Despite this charge, the SG&A as a percentage of revenue is consistent with the full-year 2007 results. Overall, MAXIMUS achieved an 8.2% operating margin which is consistent with our expectations for the quarter. While the results for the system segment are disappointing to us, we are encouraged by the overall positive results driven by the operation segment performance.

Moving on to the balance sheet and cash flow items. This is an area where we are also pleased. We ended the quarter with cash, totaling $62.3 million. As noted earlier, we completed a $50 million credit facility, which can be syndicated up to $75 million. Should we need to use this facility in the future, it is available for general corporate purposes, as well as for potential investments and growth initiatives. In any case, the establishment of the facility adds a key element of stability to our solid capital position. Total accounts receivable for the first quarter was $169 million. We also have an additional $1.8 million in long-term accounts receivable, which are classified within other assets on the balance sheet.

We managed a reduction in our receivables of $6.1 million in the quarter, reducing DSOs to 77 days. This is somewhat better than expected since our first fiscal quarter can be slower period for client payment simply due to the holidays. While we were very pleased with the DSO balance for the quarter, we continue to expect DSOs to range between 75 to 85 days.

MAXIMUS generated strong cash from operations totaling $20.8 million. Free cash flow, which the Company defines as cash from operations, less property and equipment, and capitalized software was $16.7 million. In light of continued strong cash flow, we feel the full-year outlook will be a bit better than what we previously guided to. So we're making a slight upward adjustment with expected full year cash from operations likely in the range of 50 to $60 million. And free cash flow ranging from 25 to $35 million.

Thank you for your time this morning. With that, I'll turn the call over to Rich.

Rich Montoni- MAXIMUS, Inc. - CEO

Thanks, David. Good morning, everyone. Our first quarter results tracked in line with our expectations for the period. I'm very pleased with posting another solid quarter of overall results driven by the operations segment. However, while we are well down the path of performance improvement, especially in the operations segment, we still have work to do. Most notably, we are focused on improving the performance of our systems segment. This is very much a top priority.

Let's first talk about the significant progress that we've made in the last year in the operations segment, because frankly, it's important to understand how we're pushing to fully replicate that success across the other parts of the business. The strong financial results delivered by the operations segment reflect changes in how we pursue new business, structure awards and service existing accounts. We've also put significant resources into quality initiatives to better manage the downside risk and push towards optimizing our portfolio. Operations segment results over the last few quarters demonstrate the progress we've made in improving and expanding profitability throughout the segment's project portfolio. We are really starting to see where the rubber meets the road. Much of the progress, which is most observable in our operations segment, stems from our head-on approach to legacy contracts thereby improving performance.

Let me give you some flavor for the type of significant achievements in our quality and risk management programs that I'm talking about. You've heard us discuss the concept of high-profile projects or HPPs. A key tool we developed and deployed as part of our business optimization program. A project is targeted and designated as an HPP if it loses $25,000 or more in any quarter. Above and beyond our focus on the Texas and Ontario projects, we have had a focus on all our HPP projects. Within operations, we've realized the most meaningful impact. This focus has resulted in improved profitability in many contracts ,including turning loss contracts into ones with a fair operating income for the risk we assume and the value we create.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Quantitatively, we estimate this focus has improved annualized operating income for the operations segment by approximately 8 to $10 million. And again, this excludes impacts from the Texas project in the Ontario situation.

I think our emphasis on quality and risk management has played a predominant role in this improvement, particularly through our extensive project manager training, started just one year ago. In this past year, we have trained over 400 employees through our mandatory project management program. This program focuses on all areas of project management including cost control, change control, and contracting. Our project managers learn management discipline, better client communications, handling of contract change control processes for out-of-scope work and overall operating efficiencies. We also now require a mandatory continuing education training in webinars, which take a scenario driven hands-on approach.

And lastly, all project managers now attend an annual three day conference with an emphasis on shared best practices. We have completed our planning for our 2008 Project Manager Training annual event which will occur this June. Given the overall enthusiasm for this event, it is clear to me that our project managers very much value and support this key initiative.

I think the increased level of training and communication with our project managers has paid off in other ways as well. In a recent internal project self-assessment survey, our project managers felt much more confident in meeting forecasted profit margins on their project with a 50% reduction in the number of those expressing concern. Significant improvements were also seen in risk identification with a reduction in contracts not following a formal change of scope. Most importantly this has led to increasing client satisfaction as evidenced by a recent client survey. The success we've had in generating improved results through our quality and risk management initiatives is certainly reason to be proud and it is most observable in our operations segment. We are focused on replicating the success across the entirety of our other segments.

One point of note, while our progress is most observable in our operations segment it is important to acknowledge that all of our segments have been part of this ongoing optimization program, in within each we've had meaningful individual successes. I think it's important to acknowledge those who have accomplished these successes. That said, we've not yet achieved our overall performance improvement goals in the systems segment. It will take longer in the system segment, which continues to be impacted by software development costs and pockets of softness related primarily to legacy contracts.

But within systems, we are actively working problem areas and are executing a plan to resolve outstanding matters. While it may take a few quarters to realize improvements in systems, we plan to finish the year with these businesses in a much improved condition. We are currently in the process of working a couple of key contracts within the system segment to better define terms whereby we agree to a scope and a statement of work that clearly outlines steps to mutually agreed upon completion. Currently, we are working to complete the buildout of software product enhancements, the cost of which is being expensed.

Overall, it's important to remember that as a company, we manage a large portfolio of projects. While we have pushed through some major achievements through our optimization program, it's the nature of the business that performance across the entire project portfolio will be mixed and we don't manage our business under the expectation that all projects will hit on all cylinders at all times.

On focus and divestitures, we're also maintaining an eye towards concentrating our focus on core markets to fuel growth. These are defined to be our traditional BPO service offerings centered around our government health and human services programs. As part of this effort to focus our resources, we have identified two noncore businesses that are viable candidates for divestiture in the near term. For competitive reasons, and out of interest of maintaining employee focus, we cannot identify these opportunities at this time, however, these attractive businesses that, despite today's market challenges, we believe will be of interest to a variety of players. We will provide updates to this progress as appropriate.

Let's switch gears and move on to current demand conditions and how that's shaping future opportunities. In general, I think it's fair to say the economic mood is cautious with recessionary undercurrents. The state environment is largely a mixed bag of budget projections with some states forecasting shortages and others still forecasting revenue growth. However, in the most recent data released by National Association of State Budget Officers in mid-January, fiscal 2008 state expenditures are still expected to grow by just under 5%. While there are fiscal issues impacting local governments, mostly stemming from the impacts on real estate taxes from the real estate market shakeout, we don't see this as a major factor to MAXIMUS.

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The final macro factor of note is the political environment. It is most relevant with the presidential campaign in full froth. It brings a recurring, often daily, debate on those major social values, programs, and spending which are at the center of our business. This includes universal health, children's health insurance, education, welfare, and jobs. As we've discussed in the past, weakening in the economy tends to have a mixed impact on our business. Historically, demand for our services has remained stable, particularly around certain entitlement programs within our operations segment. However, in other areas, [directionary] spend around the periphery can be impacted. The election factor will likely temper any consideration to reduce spending, while recessionary pressure may temper the will to increase spending.

When you look at our historical performance since the Company's formation in 1975, our business has been quite resilient to recession and has not suffered a decline in annual revenue since inception. This is due to the fact that approximately 65% to 70% of our revenue comes from programs that are run at the state and local level but are federally mandated and largely federally funded. Given that we are into our second fiscal quarter, I think it's a reasonable expectation that a slowdown in state spending will not impact our fiscal 2008 results. Looking into fiscal 2009, we believe there will not be a material impact on our core book of business, particularly in health and human services.

Healthcare reform remains a topic of interest and at the state level it is generally embraced by both ends of the political spectrum. In fact, most states are motivated to increase the availability of healthcare options to their constituents. With 47 million people uninsured this population is at record levels and continues to be a financial drag on state budgets. Massachusetts and Indiana have industry-leading programs in place. Wisconsin has just received the green light from the feds to move forward with their plan to increase eligibility to capture those that earn up to 250% of the federal poverty level. While these states are the first out of the gate, most others are in varying stages of development, with some states having plans in front of the feds and others working through final recommendations. We believe the healthcare reform will continue to be a front burner topic over the next several years. States view healthcare reform as a way to appropriately serve their populations more cost effectively. As a result, we expect to see more states finalize their funding plans, get buyout from the federal government and rollout their programs.

It's difficult to speculate what the size of the market could look like but it certainly represents a compelling opportunity for us to provide a suite of services in support of state initiatives like we already do in Massachusetts and Indiana. We also expect that these initiatives will likely be initially approached as expansions to the state's existing Medicaid and s-chip infrastructure. There is forward momentum in nearly every state to address this ongoing burden, but states must be able to create the economics in order for healthcare reform to be financially viable for them.

Beyond the domestic landscape, we continue to explore additional opportunities in the global market. Many foreign governments need to deal with the same social challenges and are seeking to learn and avail themselves of best practices and providers like MAXIMUS. In recent years, we've been successful in exporting our workforce service offerings in markets including Israel and Australia. Building on this international recognition, we are seeing to make inroads into new markets, particularly in Europe and the UK where social and fiscal pressures require new approaches to social programs. This increased interest is a function of shifting demographics where aging populations are projected to overwhelm the social services infrastructure and government's ability to pay for these programs under current models.

Let's move on to our new sales awards. On January 29th, we had new sales awards totaling $324 million, which includes the Texas project contract extensions totaling approximately $225 million. In addition, we've been notified of award on an additional $282 million, which includes the California healthcare option rebid award. Total pipeline of sales opportunities remains robust at $1.5 billion, which reflects only those identified opportunities we believe will be coming out in the next six months. On the rebid front, we've received contract extensions on two contracts totaling approximately $34 million. This leaves us with 11 outstanding rebids with an estimated value of about $245 million where decisions are expected later in the year.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Moving on to option year exercises. To date, out of the 27 options with a total value of $223 million up for exercise this year, we've won 7 which carry a value of about $32 million. The 4 largest option exercises, totaling close to $170 million, are not expected to be exercised until the fourth quarter.

Looking at our capitalization. We recently closed a $50 million line of credit with possible syndication up to 75 million, which provides for added financial flexibility as we move forward. During the quarter, we bought back $150 million of our own stock through an accelerated share repurchase program with UBS, retiring approximately 3.8 million shares. In light of our strong cash flows, we will consider additional opportunities for generating immediate returns to shareholders. MAXIMUS still has approximately $40 million available under its previously authorized board repurchase program, additional options are available to us, including the possibility of an increased dividend, and we will explore them with our board in March, while being mindful of future liquidity requirements and growth opportunities including acquisitions.

On guidance, as stated in this morning's release, we are reiterating our full-year revenue guidance in the range of $850 million to $880 million. We also updated our earnings guidance to include accretion from the accelerated share repurchase program. We now expect diluted earnings per share for fiscal 2008 in the range of $2.60 to $2.85.

And now, let's open the call up for your questions. Operator?

Lisa Miles- MAXIMUS, Inc. - VP IR

Jerry, before we open the call up to questions, I just wanted to correct a misprint in the materials related to cash flow. We are actually maintaining our prior cash flow guidance of of 50 to $60 million and free cash flow of 30 to $40 million. With that, we can go ahead with Q & A. Thanks.

QUESTIONS AND ANSWERS

Operator

Thank you. (OPERATOR INSTRUCTIONS) One moment, please, while we poll for questions. Thank you. Our first question comes from the line of Anurag Rana with Keybanc, please, proceed with your question.

Anurag Rana- Keybanc Capital Markets - Analyst

Good morning, everyone, I just wanted to get an idea about the [actuated] stock repurchase plan, is that complete now, and are you free to initiate a buyback plan?

Rich Montoni- MAXIMUS, Inc. - CEO

Anurag, this is Rich Montoni, good morning. We're not in a position to disclose the exact status of the buyback by UBS, that's really a UBS position. We are aware that they continue to purchase shares. They have purchased shares. I don't believe they've completed their buyback at this point in time, and we do know that they're contractually committed to wrap up that full buyback by August 15th.

Anurag Rana- Keybanc Capital Markets - Analyst

Thank you. And just looking at bookings. Bookings are very good. State and local budgets have been the biggest concern over the last, I would say, few months, have you seen any impact on your pipeline on sales opportunities in the past month or so?

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Rich Montoni- MAXIMUS, Inc. - CEO

No. We really have not seen any adverse impact on our pipeline in the last month or so. And I think that's largely reflective of our business model. As we've talked in the past, some of these, there's a long lead time with these programs. But most importantly, and I think I touched upon this in my call notes, the nature of our services, even in softer times, our model is such that there's a high degree of resilience. When we look at what has happened in the past, during downturns, we've actually grown our revenues in every case, and frankly we expect to do so as we move forward in the future. When we ask the question why is that? I think there's several factors that come into play, including the fact in our BPO services, which constitutes approximately 60% of our business, it remains largely insulated from downturns principally because it's federally funded and federally mandated.

Secondly, what we do is really at the core to state functions. They really do have to continue to provide these services. While customers do have less to spend as their revenues are lower, customers being states, they tend to find ways where they'll borrow funds, they'll tap into rainy day funds. And as I mentioned in my call notes, recent study indicates that historically they spend roughly 5 to 6% more every year even in softer periods, and the current spend is anticipated, as I said in the call notes, to be slightly less than 5%. We tend to focus our services on cost reductions and efficiencies, which is appealing to our customer base during these times. Our privatization services actually become a bit more attractive during these times because we offer, I think, high quality. We can do the same job as government and often times with less expense. The last point I'd make in terms of what we'd see is case loads actually sometimes increase in more difficult times, frankly because there's more folks out there that are suffering and are in need of help and that actually increases the amount of work that we need to perform. Does that help?

Anurag Rana- Keybanc Capital Markets - Analyst

That's a very good answer, Rich. Thank you. Just one more. Would it be possible for to you give us any idea about the number of high profile projects that you saw last year versus today? Thank you and that's it.

Rich Montoni- MAXIMUS, Inc. - CEO

That's a fair question. We don't routinely disclose the number of high-profile projects. And I've thought about it, by my preference is really just to focus on our financial performance as it relates to, as measured by generally accepted accounting principles. I think at the end of the day, that's the key metric. The number of HPPs there's lots of reasons for them. Some are good HPPs, and some are continuing. It's not so much the number, but really the impact on our financial performance. So we're not going to routinely disclose the number of HPPs, but we'll focus on the operating results.

Anurag Rana- Keybanc Capital Markets - Analyst

Thank you. Congratulations on a good quarter.

Rich Montoni- MAXIMUS, Inc. - CEO

Thank you very much.

Operator

Thank you. Our next question comes from Charles Strauzer with CJS Securities, please, proceed with your question.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Charles Strauzer- CJS Securities - Analyst

Good morning.

Rich Montoni- MAXIMUS, Inc. - CEO

Good morning, Charles.

Charles Strauzer- CJS Securities - Analyst

Just a quick type of housekeeping question, as we look at share count for the next quarter and for the full year, also tax rate implications and D&A assumptions if you could?

David Walker- MAXIMUS, Inc. - CFO

Yes. It's David Walker, how are you, Charles?

Charles Strauzer- CJS Securities - Analyst

Hi, David.

David Walker- MAXIMUS, Inc. - CFO

On a weighted average basis, you would expect to see the share count go down because the ASR took effect in the middle of this quarter, right?

Charles Strauzer- CJS Securities - Analyst

Right.

David Walker- MAXIMUS, Inc. - CFO

That's what impacts shares. So, you would expect to see the share count go from the current weighted average of about 20.6 to somewhere around 19 million, and then just climb up if there are any other outstanding shares from option exercises, et cetera, right? So about 19.7 million weighted average for the year is what we're currently thinking. In terms of the tax rate, the quarter actually had a higher tax rate than usual. There was a tax law change in Canada that required a true up in the current quarter, but for the next three quarters going forward, you can assume a provision of about 39.5%.

Charles Strauzer- CJS Securities - Analyst

Okay. And D&A?

David Walker- MAXIMUS, Inc. - CFO

You can loot at our current spend in the quarter. And then we do have some infrastructure we plan to build, so when you look at our free cash flow guidance, I think we've baked in 20, 25 -- $20 million.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Charles Strauzer- CJS Securities - Analyst

Got it. We'll adjust accordingly there or look for it in the year.

David Walker- MAXIMUS, Inc. - CFO

Yes.

Charles Strauzer- CJS Securities - Analyst

And then the $2.2 million charge in the quarter, if you kind of use a 40% tax [rate], that looks like a $0.06 hit in the quarter, is that about right?

David Walker- MAXIMUS, Inc. - CFO

That's about right. So if you back that out, you actually exceeded the number by a fair amount then? My only comment would be there are timing differences that occur all the time between quarters and things like that. So I think the real good news is we manage for those and accordingly.

Charles Strauzer- CJS Securities - Analyst

David, what's a good number we should be using for kind of FAS expense for the full year for the option expense number?

David Walker- MAXIMUS, Inc. - CFO

I would take our current numbers which you can see on the funds flow and I would normalize it down for this adjustment.

Charles Strauzer- CJS Securities - Analyst

Great. Thank you very much.

Operator

Thank you. Our next question comes from the line of Matthew McKay of Jefferies & Company. Please proceed with your question. Matthew McKay with Jefferies & Company, please proceed with your question.

Matthew McKay- Jefferies & Company - Analyst

Sorry about that. Good morning, guys.

Rich Montoni- MAXIMUS, Inc. - CEO

Good morning, Matt.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Matthew McKay- Jefferies & Company - Analyst

Just a question on the business development side, given you're starting to talk about expanding into Europe, maybe a little bit more internationally, but also, probably the sales opportunity may be seeing a little bit more some opportunities with some of the eligibility services in the U.S. Just love to get a little bit of color on hiring plans or investments on the business development, maybe either by geography or with specific areas that you think are of more interest than others?

Rich Montoni- MAXIMUS, Inc. - CEO

That's a fine question. My thoughts are this, that first off, we do not plan to go out and recruit an extensive amount of net add as it relates to business development resources. We actually have, I think, a reasonable amount of resources ready and available. Our business model is that we tend to pull those -- that expertise out of our existing capability and use that to develop new business. Two, a lot of these have long lead times, so we need to pulse pursuant to it. Particularly the international opportunities. We don't want to get ahead of the opportunity. Then, the other point is, we tend to really ramp up the project related resources once we win the work. The real answer is we will add significant new project related resources once we have those specific new wins. Those generally, particularly in large outsourcing programs, there's an average lead time of probably one year.

Two, on the domestic front in particular, we have, and this is part of the story behind, I think very positive sales pipeline statistics, we have well down the path a number of new opportunities, state-specific opportunities, in the enrollment broker in the s-chip world, which I think is fair to say, represent outsourcing of work that would have previously been done in-house by states. So that's fairly well along, so I see that being less than a one-year lead time. Does that help?

Matthew McKay- Jefferies & Company - Analyst

Yes. That helps very much. Thank you. Just kind of one other question on the accelerated share repurchase program, just the accounting of it, when we get to the end of it in August, if it turns out, just help me to think about, if it turns out that UBS is by any chance repurchase shares for less than the initial price that you started it at, or if it was greater at, just help me out thinking about the potential cash implications of that?

David Walker- MAXIMUS, Inc. - CFO

Yes. The way the contract works is really takes the V whopper, basically the weighted average of the price outstanding from the period of when they began and when they ended. So, if the price is lower than the 3991 that we use for accounting purposes on the day of the transaction, there's going to be some additional cash that's available to either, one, by additional shares or could be returned to MAXIMUS. Conversely, if the share price went up, we would either owe additional shares to UBS or would have to pay them the difference. Okay? So there is a trueing up at the end. And at the end, beyond that cash or share transaction, whatever happens at the end, if we ended up buying more shares, if there were cash available, for example, that would affect the weighted average from that day forward. Does that help?

Matthew McKay- Jefferies & Company - Analyst

Very much so. Hopefully they [spend] quite agressive.

David Walker- MAXIMUS, Inc. - CFO

Thank you.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Operator

Thank you. (OPERATOR INSTRUCTIONS) The next question comes from the line of Jason Kupferberg with UBS. Please proceed with your question.

Jason Kupferberg- UBS - Analyst

Good morning, guys.

Rich Montoni- MAXIMUS, Inc. - CEO

Good morning, Jason.

Jason Kupferberg- UBS - Analyst

Just have a question on the fiscal '08 outlook at the segment level, I believe last quarter the expectation was 10% revenue growth in consulting and 10 to 15% in systems. Obviously both are starting a negative [territory] here in Q1, and I know you changed the outlook for operating profit in systems for the full year, but can you comment on the revenue expectations for the full year for both those segments since they've changed?

Rich Montoni- MAXIMUS, Inc. - CEO

Yes. Would I tell that you from a macro perspective, we are not expecting meaningful revenue growth or positive revenue growth somewhere between the two in consulting and systems. Most of the growth we expect will occur in our operations segment.

Jason Kupferberg- UBS - Analyst

Okay. Just to clarify then, neither of those segments you expect to grow or in aggregate you don't expect them to grow?

Rich Montoni- MAXIMUS, Inc. - CEO

They'll grow but at a lower rate.

Jason Kupferberg- UBS - Analyst

Okay. The systems loss for the full-year fiscal '08, do you expect it to be similar to the loss you incurred in fiscal '07, or a little more or a little less? And do you expect it to break even by then?

Rich Montoni- MAXIMUS, Inc. - CEO

I actually think, based upon Q1 results, that the results for our systems segment will be different than we previously forecasted, and I think we have been positive before, we expect they're going to incur a loss for the year. I should probably talk a little about why that is, what's behind that. The systems loss is a result of losses in the education systems and justice systems division. So education division and justice division are the two divisions driving this adjustment in the overall systems segment. Otherwise, the system segment itself in this quarter performed reasonably well and I expect the full FY '08 it will perform reasonably well, and we have three other divisions inside that segment, just so you understand it.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

If it would be helpful, I'll talk a little about what's going on in education systems division and justice. So my comments from here on in will relate strictly to these two divisions, not the entire system. So, relative to these two divisions, first off, these two divisions last year lost $19 million pretax, but this did include approximately $6.5 million of amortization of Sun costs. Secondly, for FY '08, we modeled into our guidance, a similar annual loss of these two divisions, with a higher loss rate in Q1, and this is due to some project reserves and we expect some improvement, particularly project performance related, towards the latter part of the year.

When we talk about the losses, within these two divisions, they stem from two categories. One is losses related to certain legacy projects or less profit on those legacy projects, and cost of product buildout and enhancements. Both of these divisions have significant development stage initiatives. They're building out and enhancing their web-based versions. Very, very important and very much in demand in the marketplace. That's what the marketplace is looking for is web-based capabilities, and hence both of these divisions are building out their web-based versions to replace their client server versions. We as a company have made significant investments in what we believe is world class technology in these markets. We're the long term demand drivers, very, very strong. As a management team, and I can assure you our board, we are very, very much focused on these two divisions and focused on improving the performance of these two divisions.

The key factors clearly are finishing the buildout and simply completing existing contract obligations. So Jason, our plan is to finish this buildout and to focus on our contract commitments. Realistically, I think this is going to take 9 to 12 months before these two divisions achieve profitability. And I'll also tell you that if other alternatives surface, such as a strategic partner willing to work with us and invest in this business with us, we'll naturally consider it, but we'll do such in a responsible manner, and we have to do such with top regard for our customer base, our employees, and naturally what we believe are real growth prospects here. Again, in wrapping this up, it's key to keep in mind that these are assets that we think have significant value. When we think about delivering shareholder value, we need to execute on our plan yet keep an open view to other alternatives that are responsible that could enhance shareholder value.

The last point I want to make here is that we are deploying the same concerted efforts of our quality and risk management process that work very well in our operations segment. We're applying those same efforts and processes in this situation and we're adding more. The add include additional resources from our quality oversight group. It includes added external contractual resources and an extra focus on customer communication.

Jason Kupferberg- UBS - Analyst

That color is great, actually. Just one last one on Texas. Can you tell us what the revenues and operating income from Texas were in the quarter? And any update on the Accenture arbitration?

Lisa Miles- MAXIMUS, Inc. - VP IR

Jason, we're no longer providing the operating income on Texas, but we will be more than happy to give you what the revenue was. Revenue from Texas in the first quarter -

David Walker- MAXIMUS, Inc. - CFO

While she's looking that up, Jason, I will say that, by and large the Texas project is performing well at expectation and pretty much where we expected it to be when we talked about it earlier.

Lisa Miles- MAXIMUS, Inc. - VP IR

The revenue is running as expected between 7 and $8 million, as we told you last quarter.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Jason Kupferberg- UBS - Analyst

Any update on the arbitration? I think you had a hearing scheduled for April. Is that still the case?

Rich Montoni- MAXIMUS, Inc. - CEO

No. On the arbitration piece, frankly my focus is running the day-to-day operations. The good news is that this is no longer an operational issue, it's really an arbitration issue, as you know. We're going through the arbitration process. It's been set in place, and at this point, we know that the arbitration had been scheduled for April. That has been delayed but at this point in time a new date has not been set. But my realistic expectation is that that arbitration process will not be completed in this fiscal year '08. Okay.

Jason Kupferberg- UBS - Analyst

Thank you, guys.

Lisa Miles- MAXIMUS, Inc. - VP IR

Jason, I'm not sure you caught my last word. It was 7 to 8 million a month for Texas.

Jason Kupferberg- UBS - Analyst

Yes. Great. Thanks, Lisa.

Lisa Miles- MAXIMUS, Inc. - VP IR

Good.

Operator

Thank you. Our next question comes from the line of Shlomo Rosenbaum with Stifel Nicolaus. Please proceed with the question.

Shlomo Rosenbaum- Stifel Nicolaus - Analyst

Thank you very much for taking my question. It was a very good quarter, guys. I want to commend you on that. I just want to step back and ask you a bigger picture question. You talked about how the Company's performed since 1975, obviously, you've only been public since the '90s. I've been covering the stock through the last downturn. During the last downturn, there were significant issues with the discretionary spending, the emerged with the state and local segments, particularly in the consulting and the systems segment. Now, it was more like 40% of revenue, now it's in the lower 30s% of revenue. I just want to go -- get your view on why things are different now and why the Company is positioned better whether any issues with state budget deficits, this did impact the Company at the end 2002, and the beginning of 2003 guidance ended up getting lower, like, 25%. I want to see what's different now? What program -- is the program mix different? If you could just go through that?

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Rich Montoni- MAXIMUS, Inc. - CEO

Shlomo, this is Rich. I think that's a very good observation, and during the last recession, we did experience reductions, state spending reductions in some discretionary areas. You make a good point, and I think it's a very significant factor, during that time frame, the consulting and systems business did constitute roughly 40% of our business and that's decreased significantly. I do think the more resilient part of our business is in the outsourcing services piece of our business. And as we've talked, that tends to be about a one-year lead time. So, you may recall, and I think in the prior quarter, we talked about the percentage of our business that is already complete. Within that segment it's largely complete. The pipeline is full as we enter our fiscal year. So we see little risk in that outsourcing part of the business. It's a bigger part of our business today. One footnote to that is, I do think in one particular contract, in the prior recessionary period, we saw a reduction in state spend. I think they reduced their workforce services program spend by 10%. This is a California county. Their view was why spend money when there's really no jobs to obtain out there.

So, my view is that the largest piece of our business is already complete, and on a consulting side of our business, we've been working really hard to reconfigure that component of the business, and a lot of our consulting work, one, goes to save states money, help them get reimbursed, so I think that type of work is very sticky. And I also think in our systems business, we're not forecasting a whole lot of increase in the systems component, and I do think that based upon our analysis of their pipeline, even given the customer pressures that might exist, it's very, very achievable. A lot more of our business in the systems world, actually, is software maintenance than it had been in the past which largely is recurring. So I do expect we may see some pressures on the margin. I don't think it's going to be substantial.

Shlomo Rosenbaum- Stifel Nicolaus - Analyst

If I could just speak in a little bit more, just on the cash flow, these are housekeeping, deferred income taxes was a benefit this quarter, it's been a drag for most of the last two years. Is there any detail you can provide on that?

David Walker- MAXIMUS, Inc. - CFO

Taxes swing around from one quarter to the next, frankly, on the payment of bills. And sometimes the deferred's tied to the balance sheet.

Rich Montoni- MAXIMUS, Inc. - CEO

As Dave said, it's a function of cash payments when cash payments are made.

Shlomo Rosenbaum- Stifel Nicolaus - Analyst

If you don't mind, I'll sneak in one more. Just the operations segment. Some of your commentary about optimization of the Company's project portfolio, you discussed some of the derisking that has gone on. Normally, we do see a fourth quarter to first quarter drop off in revenue. I was wondering is there some kind of additional sales that you have worked on to sort of optimize that that made the revenue come out higher than expected there? Or was there any one-time revenue? And just wanted to see why we didn't see a normal seasonal pattern there?

David Walker- MAXIMUS, Inc. - CFO

Let me get to the data point that you're referring to. You're referring to operations segment revenue.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Shlomo Rosenbaum- Stifel Nicolaus - Analyst

Yes.

David Walker- MAXIMUS, Inc. - CFO

Which we reported 145.8 million for this recent Q1. Your question is why did that increase over the 141 the Q4 sequentially?

Shlomo Rosenbaum- Stifel Nicolaus - Analyst

Yes. And if there was anything one time issue, or is there any change in the business that has resulted in that going up sequentially as opposed to, normally you see a little bit of a decline there.

David Walker- MAXIMUS, Inc. - CFO

I think first off, there is an inherent seasonal part of our business that does normally bring it down, but we've had a number of projects that we've added that are in a ramp up phase. So we're seeing that revenue come on stream, so any seasonality that like naturally exists in the book of business, I think, is overcome by the ramp up in this new work that we have.

Shlomo Rosenbaum- Stifel Nicolaus - Analyst

Okay. Thanks.

David Walker- MAXIMUS, Inc. - CFO

Yes.

Operator

Thank you. Our final question comes from the line of Richard Glass with Morgan Stanley. Please proceed with your question.

Richard Glass- Morgan Stanley - Analyst

Hi, guys.

Rich Montoni- MAXIMUS, Inc. - CEO

Hey, Rich.

Richard Glass- Morgan Stanley - Analyst

So, if I understand things correctly, just to clarify, on a normalized tax rate, you would have beaten the number pretty handily, is that right?

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Rich Montoni- MAXIMUS, Inc. - CEO

At 40%, sure. It's a blip, and for the full year, it'll come around to that same rate.

Richard Glass- Morgan Stanley - Analyst

No one would be, if it went the other way, no one would be making excuses for you either, so I wouldn't exactly downplay that, because your performance is better than it looks. It's a little discouraging though, with the operations segment doing so well, to have the systems segment move to a larger loss. This is something that it seems should be, shouldn't be lingering another year from now. Your stock would be selling at a significant premium to where it is, if not for the drags from two relatively small divisions within systems of education and justice. And I don't know if bodies should be flying out the door or what should be happening but that should be a smaller problem and not a larger problem. That's not encouraging to see from our perspective. On another note, with an actual question, why should the range of DSOs not have moved down at all? You guys put up 77 with some of David, and other attention that that's gotten, you guys have moved it down now pretty nicely. Why are we still sticking with the old 75 to 85 range of DSOs? Is there anything going on there that we should know about or should maybe that range move down and you guys should get a little bit agressive with your target?

David Walker- MAXIMUS, Inc. - CFO

That's a great question. Here's the reality of cash flow, and in our ops world we have very, very large contracts. And a lot of the cash, it's driven by when the bill goes out, when the cash comes in, tends to come in near the end of the month or the end of the quarter. So it's actually sometimes a matter of days, if just a receivable gets slowed down by a state or whatever could really materially swing our DSOs one way or the other. So we've actually been very, very good at working and partnering with the states to make sure that the payments come in well and I think pretty consistently. That's what it's showing. But, it's very difficult to manage a state bureaucracy sometimes. So it's quite possible to have a quarter where it swings up. That's where we put that range, okay? I think it's fair to say that our cash flow guidance, we tend to conserve very conservatively on the DSOs. Okay.

Richard Glass- Morgan Stanley - Analyst

Okay.

Rich Montoni- MAXIMUS, Inc. - CEO

Rich, this is Rich Montoni. I want to respond to your prior observation on the positive performance being masked by the systems performance. We are -- point noted and we are very, very cognizant of that and we are very, very focused on it. As I said in my notes, and my commentary, we are bringing to bear everything we can to focus and improve on this situation. I say 9 to 12 months, if there's way to demonstrate improvement and achieve that beforehand, you can rest assured we are pursuing it.

Richard Glass- Morgan Stanley - Analyst

All right thank you. Best of luck.

Rich Montoni- MAXIMUS, Inc. - CEO

Thank you.

Feb. 06. 2008/9:00AM, MMS-Q1 2008 MAXIMUS, Inc. Earnings Conference Call

Operator

All right, thank you. Ladies and gentlemen this concludes today's presentation. A replay of this call will be available to you within two hours. You can access the replay by dialing 877-660-6853. Or internationally, 201-612-7415. Enter account number 316 followed by the conference number 271353. Again that's account number 316 and the conference number 271353. Thank you for your participation. You may now disconnect.

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MAXIMUS®

HELPING GOVERNMENT SERVE THE PEOPLE®

David N. Walker

Chief Financial Officer and Treasurer

First Quarter Fiscal 2008

February 6, 2008

1 David N. Walker Chief Financial Officer and Treasurer First Quarter Fiscal 2008 February 6, 2008

2 First Quarter Results in Line with Expectations   Q1 revenue was $202.0m   a 25% increase over the same quarter last year   Excluding a Q107 revenue adjustment related to receivables, growth for 1Q08 was still strong at 12.5% - driven by Operations Segment   Net income for Q1 was $10.6m - or $0.51 per diluted share   Operating margin was 8.2% - consistent with expectations   Still expect total Company margin of approximately 10% for the year, but quarter was lower sequentially   Secured a $50m loan through SunTrust with possible syndication up to $75m   Ensures our capital structure remains flexible

3 Results by Business Segment   Operations Segment   Operations Segment delivered strong revenue growth   Q1 revenue increased 43% to $145.8m compared to last year   Normalized growth was 24%, which excludes $15.7m revenue impact of two legacy projects   Strong top-line growth from new work in Health, Texas operations, domestic and international Workforce Services Operations   Q1 operating income totaled $18.7m, or a margin of 13%   Improvements compared to last year highlight solid progress in optimizing current book of business and strong margins on new work   Operating income down sequentially from Q4 07   in line with expectations   Impacted by Q4 seasonality in tax credit business and planned start-up costs on new contracts   New contracts provide strong visibility with a predictable, recurring revenue stream   Targeting to sustain a 12-15% margin for remainder of FY 08 for Ops Segment

4 Results by Business Segment   Consulting & Systems   Consulting Segment   Revenue of $22.2m in Q1 with operating income of $1.2m and a 5% margin   Reflects an increase of 300 basis points compared to previous quarter   Performance reflects transition away from contingent fee federal healthcare claiming and investments in new markets   Systems Segment   Q1 revenue totaled $34.0m with a loss of $3.1m   Results continue to be depressed by ongoing software development costs and effort to address legacy issues   The Company now expects the segment will be in a loss position for FY08 with improvements targeted for 2H08

5 Expense Items   SG&A as a percent of revenue was 18% for 1Q08   The Company took a $2.2m non-cash charge related to stock-based compensation from previous years as a result of the forfeiture calculation   Despite this charge SG&A as a percentage of revenue is consistent with FY07 results   MAXIMUS achieved an 8.2% operating margin   consistent with our expectations for the quarter

6 Balance Sheet and Cash Flow Items   Cash at December 31, 2007 totaled $63.2m   Completed $50m credit facility, available for general corporate purposes   Accounts Receivable at December 31, 2007 totaled $169.0m   Another $1.8m in long-term accounts receivable classified as other assets is on balance sheet   DSO’s at 77 days at December 31, 2007   Targeted DSO range of 75 to 85 days reflects ongoing focus on tightly managing cash and receivables at all levels   Cash Flow   MAXIMUS generated strong cash from operations of $20.8m, with free cash flow of $16.7m   CORRECTED: MAXIMUS expects FY 08 cash from operations in the range of $50m -$60m, and free cash flow from $30m to $40m

MAXIMUS®

HELPING GOVERNMENT SERVE THE PEOPLE®

Richard A. Montoni

President and Chief Executive Officer

First Quarter Fiscal 2008

February 6, 2008

7 Richard A. Montoni President and Chief Executive Officer First Quarter Fiscal 2008 February 6, 2008

8 First Quarter Results in Line with Expectations   Financial results driven by Operations Segment performance   Reflects changes in pursuing new business, structuring awards and servicing existing accounts   Demonstrates progress in improving and expanding profitability by optimizing our current book of business   Achievements in Quality and Risk Management has played a predominant role in improvements High profile projects (HPP)   key tool in our business optimization program Mandatory project manager training   Focused on replicating this success across our Systems and Consulting segments

9 Top Priorities: Optimize and Focus on Core Business   Optimize Each segment has had meaningful successes, but we have not achieved performance improvements goals in the Systems Segment   Softness related to legacy contracts where we are actively working to execute a plan to resolve outstanding matters   Working to complete software product enhancements, the cost of which is being expensed   We plan to finish the year with this segment in a much improved position   Focus on core markets to fuel growth   Traditional BPO service offerings centered around our government health and human services programs   Identified two non-core businesses for divestment

10 Economic and Industry Environment   Economic mood is cautious but the state environment remains mixed   National Association of State Budget Officers still projecting FY08 growth just under 5%   Not a major factor to MAXIMUS   During weak economic times, demand for our services has remained stable particularly in Operations   Discretionary spend could be impacted   Overall historical company performance resilient to recession with no decline in annual revenue since inception   65%   70% of our revenue comes from state run, federally mandated and largely federally funded programs   Current 2009 outlook   we believe there will not be a material impact on our core book of business

11 Health Care Reform   Topic of interest at the state level which is embraced by both ends of the political spectrum   States seeking to increase availability of health care options to constituents   47 million uninsured people continues to be a drag on state budgets   Massachusetts and Indiana already have industry leading programs, Wisconsin moving forward with their initiative and most other states in various stages of program development   States view health care reform as a means to serve their populations more cost effectively   Represents a compelling opportunity with forward momentum in nearly every state to address this ongoing burden

MAXIMUS

New Awards and Sales Pipeline

	FY08	FY07
New signed awards	$324m	$80m
Awarded but unsigned	$282m	$142m
Proposals pending	$362m	$294m
Proposals in Prep	$153m	$363m
RFP's Tracking	$990m	$663m
Total Pipeline	**$1,505m**	**$1,320m**

12

12 New Awards and Sales Pipeline $663m $990m RFP’s Tracking $1,320m $1,505m Total Pipeline FY07 FY08 $80m $324m New signed awards $363m $153m Proposals in Prep $294m $362m Proposals pending $142m $282m Awarded but unsigned Rebids: Received 2 extensions totaling $34m; 11 remain with value of $245m Options: Won 7 totaling $32m; 20 remain for a total value of $191m, with the four largest options totaling $170m and not expected to be exercised until Q4

13 Capitalization and Guidance Capitalization   Completed a $50m credit facility with possible syndication up to $75m   During the quarter bought back $150m of MMS stock through our ASR and retired approximately 3.8 million shares   Considering additional opportunities for generating immediate returns to shareholders while being mindful of future liquidity requirements Guidance   Revenue of $850m to $880m   Revised diluted EPS includes accretion from ASR - FY 08 diluted EPS now estimated to be in the range of $2.60 to $2.85